Exhibit 6.15

AMENDMENT TO AGREEMENT

This Amendment to Agreement (the "Amendment") is made January ____1____, 2025 by and between **Dakota UPREIT Limited Partnership,** existing under the laws of the State of North Dakota, hereinafter called the **Owner,** and **Valley Rental 2, LLC**, a North Dakota limited liability company hereinafter called the **Agent**.

WHEREAS, on January 1, 2022, Landlord entered into a Residential Management Agreement with Agent to manage and lease the Premises and on January 1, 2024 Landlord and Agent Amended the Agreement.

WHEREAS, the Owner and the Agent now wish to amend the Agreement in accordance with the terms and conditions hereof.

NOW THEREFORE in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. The parties agree that the recitals above are true and correct in all material respects.
2. The parties agree that the **Residential Property Management Agreement Exhibit D: Property List and Management Fees** is hereby modified and amended as follows:

A. The following property is modified as follows. Both parties agree that the remaining properties and fees remain unchanged.

Property	Address	City, State ZIP	Units	Mngt. Fee
One Oak Place	1709 25th Ave. S.	Fargo, ND 58103	274	4%

3. The parties hereby confirm that all other terms and conditions of the Lease are in full force and effect except as expressly provided in this Amendment.
4. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be and original and such counterparts together shall constitute one and the same instrument. Facsimile signatures and scanned and e-mailed signatures on this Amendment shall be deemed to be original signatures for all purposes.

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first above written.

Owner: Dakota UPREIT Limited Partnership

By: Daniel Ing
Its: EVP
Date: 1/1/25

Agent: Valley Rental 2, LLC

By: Robin Satter
Its: Director
Date: 1/1/2025